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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

                           HAYNES INTERNATIONAL, INC.
                           --------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
                    ----------------------------------------
                         (Title of Class of Securities)


                                    420877201
                                 --------------
                                 (CUSIP Number)


                               September 29, 2006
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [ ]  Rule 13d-1(b)

                              [X]  Rule 13d-1(c)

                              [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.: 92240M-10-8                                               Page 2 of 5

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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     Jefferies Group, Inc.
     95-4719745
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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) [ ]

     (b) [ ]
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3.   SEC Use Only

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4.   Citizenship or Place of Organization   Delaware
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Number of Shares      5.   Sole Voting Power                  649,991
Beneficially Owned    ----------------------------------------------------------
by Each Reporting     6.   Shared Voting Power                0
Person With:          ----------------------------------------------------------
                      7.   Sole Dispositive Power             649,991
                      ----------------------------------------------------------
                      8.   Shared Dispositive Power           0
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person        649,991
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10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

     [ ]
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11.  Percent of Class Represented by Amount in Row (9)

     6.5% (Based on 10,000,000 shares of common stock outstanding)
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12.  Type of Reporting Person:

     CO
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CUSIP No.: 92240M-10-8                                               Page 3 of 5

ITEM 1

(a)     Name of Issuer

                Haynes International, Inc.

(b)     Address of Issuer's Principal Executive Offices

                1020 West Park Avenue, Kokomo, Indiana  46904-9013

ITEM 2

(a)     Name of Person Filing

                Jefferies Group, Inc.

(b)     Address of Principal Business Office or, if None, Residence

                Jefferies Group, Inc.
                520 Madison Ave., 12th Floor
                New York, New York 10022

(c)     Citizenship

                Delaware

(d)     Title of Class of Securities

                Common Stock, par value $0.001 per share

(e)     CUSIP Number

                420877201

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)     [ ]     Broker or dealer registered under Section 15 of  the Act
                (15 U.S.C. 78o);

(b)     [ ]     Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)     [ ]     Insurance company as defined in Section 3(a)(19) of the Act
                (15 U.S.C. 78c);

(d)     [ ]     Investment company registered under Section 8 of the Investment
                Company Act of 1940 (15 U.S.C. 80a-8);

(e)     [ ]     An investment adviser in accordance with
                Rule 13d-1(b)(1)(ii)(E);

(f)     [ ]     An employee benefit plan or endowment fund in accordance with
                Rule 13d-1(b)(1)(ii)(F);

(g)     [ ]     A parent holding company or control person in accordance with
                Rule 13d-1(b)(ii)(G);

(h)     [ ]     A savings association as defined in Section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C. 1813);

(i)     [ ]     A church plan that is excluded from the definition of an
                investment company under section 3(c)(14) of the Investment
                Company Act of 1940 (15 U.S.C. 80a-3);

CUSIP No.: 92240M-10-8                                               Page 4 of 5

(j)     [ ]     Group, in accordance with Rule13d-1(b)(1)(ii)(J).


ITEM 4  OWNERSHIP

The following sets forth beneficial ownership information as of October 26, 2006:

(a)     Amount beneficially owned:                                       649,991

(b)     Percent of class:                                                6.5%

(c)     Number of shares as to which the person has:

        (i)     Sole power to vote or to direct the vote:                649,991

        (ii)    Shared power to vote or direct the vote:                 0

        (iii)   Sole power to dispose or direct the disposition of:      649,991

        (iv)    Shared power to dispose or direct the disposition of:    0



ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        Not applicable

ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable

ITEM 9  NOTICE OF DISSOLUTION OF GROUP

        Not applicable

ITEM 10 CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.: 92240M-10-8                                               Page 5 of 5


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: October 26, 2006                               Jefferies Group, Inc.


                                                      /s/ Roland T. Kelly
                                                      --------------------------
                                                      Roland T. Kelly
                                                      Assistant Secretary